Extraordinary Report
(Rinji Houkokusho)
May 26, 2017

(Translation)

Kubota Pharmaceutical Holdings Co., Ltd.

(This English translation of the Extraordinary Report has been prepared solely for reference purposes and shall not have any binding force.)

Documents to be filed	Extraordinary Report
To be filed with:	Director General of Kanto Local Finance Bureau
Date of filing:	May 26, 2017
Company Name:	Kubota Pharmaceutical Holdings Co., Ltd.
Title and name of representative:	Dr. Ryo Kubota, Representative Executive Officer, Chairman, President and Chief Executive Officer
Address of headquarters:	Yebisu Garden Place Tower 18F, 4-20-3 Ebisu, Shibuya-ku
Tokyo 150-6018, Japan
Telephone number:	03-5789-5872
Contact person:	Yasuo Ishikawa, Director of Financial Reporting
Japan Office
Place of contact:	Yebisu Garden Place Tower 18F, 4-20-3 Ebisu, Shibuya-ku
Tokyo 150-6018, Japan
Telephone number:	03-5789-5872
Places where the document to be filed is available for public inspection:	Tokyo Stock Exchange, Inc. (2-1, Nihonbashi-kabutocho, Chuo-ku, Tokyo)

1.    Reason for submitting the Extraordinary Report
Given that resolutions were made for the AGENDA TO BE ACTED UPON at the Annual meeting of Shareholders (the “Annual Meeting”) held on May 25, 2017, Kubota Pharmaceutical Holdings Co., Ltd. (the “Company”) files this Extraordinary Report under the provisions of Articles 24-5, Paragraph 4, of the Financial Instruments and Exchange Act of Japan and Articles 19, Paragraph 2, Item 9-2, of the Cabinet Office Ordinance on Disclosure of Corporate Information, etc.

2.    Matters reported
(1) Date when the Annual Meeting was held:    May 25, 2017

(2) Matters for Resolution
Agenda 1:    Amendment to a Part of the Articles of Incorporation
To change the location of the head office in Article 3 from Shibuya-ku, Tokyo into Chiyoda-ku, Tokyo in order to improve the efficiency of the administration of the head office.

Agenda 2:     The Election of Five (5) Directors
Dr. Ryo Kubota, Mr. Shintaro Asako, Dr. Shiro Mita, Mr. Eisaku Nakamura and Mr. Robert Takeuchi were elected as directors of the Corporation.

(3) Number of voting rights concerning the indication of “for,” “against” or “abstention” for each agenda; requirement for approving the agendas; and results of resolutions

Agenda	For	Against	Abstention	Requirement for the approval	Results and Ratio of favorable votes
Agenda 1	302,900	671	—	Note 1	Approved 99.25%
Agenda 2
Ryo Kubota	302,540	861	—		Approved 99.13%
Shintaro Asako	302,475	926	—	Note 2	Approved 99.11%
Shiro Mita	302,528	873	—		Approved 99.13%
Eisaku Nakamura	302,512	889	—		Approved 99.12%
Robert Takeuchi	302,500	901	—		Approved 99.12%
Note 1.    The resolution for Agenda 1 shall be adopted by a two-thirds (2/3) majority of the voting rights held by the shareholders present and voting at the Annual Meeting in a vote of shareholders holding in aggregate one-third (1/3) or more of the total number of voting rights.
Note 2.    The resolution for Agenda 2 shall be adopted by a simple majority of the voting rights held by the shareholders present and voting at the Annual Meeting in a vote of shareholders holding in aggregate one-third (1/3) or more of the total number of voting rights.

(4) Reason why a portion of the voting rights held by the shareholders present at the Annual Meeting was not added to the number of voting rights:

The required majority approval for each agenda was met by aggregating the votes exercised prior to the Annual Meeting and votes of shareholders present at the Annual Meeting of which the Company was able to confirm the indication as to each agenda. Therefore, of the voting rights held by shareholders present at the Annual Meeting, the number of voting rights concerning the indication of “for,” “against” or “abstention” as to each agenda of which the Company was not able to verify was not tallied.